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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE

CONTACT INFORMATION:

Svend-Olav Carlsen
Chief Financial Officer
408 919-3000

Investor Relations
Kristine Mozes
781-652-8875
kristine@mozescommunications.com

              TRANSMETA CORPORATION ANNOUNCES COMMON STOCK OFFERING

SANTA CLARA, CALIFORNIA, November 25, 2003 - Transmeta Corporation (Nasdaq:
TMTA) announced today that it intends to offer 25,000,000 shares of its common stock. Based on the last reported sales price of Transmeta's common stock on The Nasdaq National Market on November 24, 2003, this would result in gross proceeds to Transmeta of $85.0 million. Transmeta also intends to grant to the underwriters an option to purchase an additional 15% of the shares sold to cover over-allotments of shares, if any. The shares will be offered in a public offering under the shelf S-3 registration statement that was filed by Transmeta with the Securities and Exchange Commission (the "SEC") and declared effective on July 29, 2003 by the SEC. All shares will be offered by Transmeta.

Needham & Company, Inc., A.G. Edwards & Sons, Inc. and U.S. Bancorp Piper Jaffray Inc. will act as managing underwriters for the proposed offering.

Transmeta designs, develops and sells highly efficient x86-compatible software-based microprocessors. Transmeta believes that its microprocessors deliver a compelling balance of low power consumption, high performance, low cost and small size.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A preliminary prospectus supplement relating to the offering was filed today by Transmeta with the SEC and is available on the SEC's web site at www.sec.gov. When available, a printed copy of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained from Needham & Company, Inc., 445 Park Avenue, New York City, New York 10022.